Exhibit 99.1

Saga Communications, Inc.

Reports 1st Quarter 2026 Results

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – May 7, 2026 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 5.6% to $22.9 million for the quarter ended March 31, 2026 compared to $24.2 million for the same period last year.   Station operating expense decreased 0.2% for the quarter to $22.0 million compared to the same period last year.  For the quarter, we had an operating loss of $3.3 million compared to $2.3 million for the same quarter last year and station operating income (a non-GAAP financial measure) decreased 62.0% to $0.9 million.  Capital expenditures were $0.8 million for the quarter compared to $0.7 million for the same period last year.  We had a net loss of $2.4 million for the quarter compared to $1.6 million for the first quarter last year.  Diluted loss per share was $0.38 in the first quarter of 2026.

The Company paid a quarterly dividend of $0.25 per share on March 20, 2026.  The aggregate amount of the quarterly dividend was approximately $1.6 million.  Simultaneous with this earnings release the Company issued a press release declaring a quarterly dividend of $0.25 per share with a record date of May 22, 2026 and a payable date of June 12, 2026. With payment of this most recent declaration Saga will have paid over $145 million in dividends to shareholders since the first special dividend was paid in 2012.  The Company intends to pay regular quarterly cash dividends in the future.

The Company’s balance sheet reflects $30.4 million in cash and short-term investments as of March 31, 2026 and $27.8 million as of May 4, 2026.  For the quarter ended March 31, 2026 the Company recorded capital expenditures of $780 thousand compared to $700 thousand for the same period last year. The Company expects to spend approximately $3.5 million on capital expenditures during 2026.

Saga’s 2026 First Quarter conference call will be held on Thursday, May 7, 2026 at 11:00 a.m.  The dial-in number for the call is (973) 528-0008.  Enter conference code 226287.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. on May 7, 2026 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP measures: GAAP operating income to station operating income, GAAP net income to trailing twelve-month consolidated EBITDA as well as other financial data.   Such non-GAAP measures include station operating income, trailing 12-month consolidated EBITDA, and consolidated net leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business provides radio, digital, e-commerce, on-line news and non-traditional revenue initiatives.  We provide services to national, regional and local advertisers to help them meet their growing advertising needs.  For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three Months Ended

March 31, 2026 and 2025

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Operating Results
Net operating revenue	$22,867	$24,212
Station operating expense	22,012	21,963
Corporate general and administrative	2,976	3,167
Depreciation and amortization	1,174	1,326
Other operating (income) expense, net	(33)	54
Operating loss	(3,262)	(2,298)
Interest expense	91	107
Interest income	(234)	(222)
Other income	(55)	(23)
Loss before income tax expense	(3,064)	(2,160)
Income tax (benefit) expense
Current	75	(670)
Deferred	(745)	85
	(670)	(585)
Net loss	$(2,394)	$(1,575)

Loss per share:
Basic	$(0.38)	$(0.25)
Diluted	$(0.38)	$(0.25)

Weighted average common shares	6,074	6,123
Weighted average common and common equivalent shares	6,074	6,123

	March 31,
	2026	2025
Balance Sheet Data
Working capital	$30,742	$28,838
Net fixed assets	$44,813	$51,337
Net intangible assets and other assets	$105,463	$122,362
Total assets	$198,030	$219,305
Long-term debt	$5,000	$5,000
Stockholders' equity	$148,312	$163,560

Saga Communications, Inc.

Selected Consolidated Financial Data

Statement of Cash Flows

For the Three Months Ended

March 31, 2026 and 2025

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net loss	$(2,394)	$(1,575)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,174	1,326
Deferred income tax (benefit) expense	(745)	85
Amortization of deferred costs	8	8
Compensation expense related to restricted stock awards	518	527
Provision for credit losses	154	174
(Gain) Loss on sale of assets, net	(33)	54
Gain on insurance claims	(55)	(23)
Non-cash rent expense	55	—
Barter revenue (net)	(7)	(64)
Deferred and other compensation	(18)	(17)
Changes in operating lease assets and liabilities (net)	(18)	(68)
Changes in assets and liabilities:
(Increase) decrease in current assets	944	546
(Decrease) increase in accounts payable, accrued expenses, and other liabilities	824	391
Total adjustments	2,801	2,939
Net cash provided by operating activities	407	1,364
Cash flows from investing activities:
Purchase of short-term investments	(4,677)	(4,498)
Redemption of short-term investments	4,677	4,498
Acquisition of property and equipment (Capital Expenditures)	(779)	(696)
Proceeds from sale and disposal of assets	463	—
Proceeds from insurance claims, redemption of investments and other	55	23
Net cash used in investing activities	(261)	(673)
Cash flows from financing activities:
Cash dividends paid	(1,585)	(1,604)
Purchase of treasury shares	(13)	—
Net cash used in financing activities	(1,598)	(1,604)
Net decrease in cash and cash equivalents	(1,452)	(913)
Cash and cash equivalents, beginning of period	22,506	18,860
Cash and cash equivalents, end of period	$21,054	$17,947

Saga Communications, Inc.

Selected Supplemental Financial Data

Reconciliation of GAAP Operating Loss to Station Operating Income

(a non-GAAP financial measure)

For the Three Months Ended

March 31, 2026 and 2025

(amounts in 000’s)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Operating loss	$(3,262)	$(2,298)
Plus:
Corporate general and administrative	2,976	3,167
Other operating (income) expense, net	(33)	54
Depreciation and amortization	1,174	1,326
Station operating income	$855	$2,249

Other financial data
Depreciation and amortization:
Radio Stations	$1,131	$1,283
Corporate	$43	$43
Compensation expense related to restricted stock awards (1)	$518	$527
Other operating (income) expense, net (2)	$(33)	$54
Other income, net (2)	$(55)	$(23)
Deferred income tax (benefit) expense (2)	$(745)	$85
Non-cash rent expense (1)	$55	$—
Acquisition of property and equipment (Capital Expenditures) (1)	$779	$696

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

Reconciliation of GAAP Net Loss to Trailing 12 Month Consolidated

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and

Consolidated Net Leverage Ratio (non-GAAP financial measures)

March 31, 2026

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	3 Months Ended	3 Months Ended	12 Months Ended
	December 31,	March 31,	March 31,	March 31,
	2025	2025	2026	2026
Net loss	$(7,899)	$(1,575)	$(2,394)	$(8,718)
Exclusions:
Gain (loss) on sale of assets, net	11,522	(54)	33	11,609
Impairment of goodwill	(19,229)	—	—	(19,229)
Impairment of intangible assets	(1,168)	—	—	(1,168)
Other income, net	1,088	309	296	1,075
Total exclusions	(7,787)	255	329	(7,713)
Consolidated adjusted net loss (1)	(112)	(1,830)	(2,723)	(1,005)
Plus:
Interest expense	420	107	91	404
Income tax (benefit) expense	(2,570)	(585)	(670)	(2,655)
Non-cash lease charges	54	—	55	109
Depreciation & amortization expense	5,178	1,326	1,174	5,026
Non-cash compensation	2,132	527	518	2,123
Trailing twelve month consolidated EBITDA (1)	$5,102	$(455)	$(1,555)	$4,002

Total long-term debt, including current maturities				$5,000
Less: Unrestricted cash in excess of $10,000,000 (1)				(11,054)
Debt net of unrestricted cash (1)				$(6,054)

Divided by trailing twelve month consolidated EBITDA (1)				$4,002
Consolidated net leverage ratio (1)				(1.51)

(1)	As defined in the Company's credit facility.